Exhibit 10.41


                      AGREEMENT AND PLAN OF REORGANIZATION

               This Agreement and Plan of Reorganization (this "Agreement") is dated as of May 29, 1996, by and among Clearview Cinema Group, Inc., a Delaware corporation ("CCG "); CCC Emerson Cinema Corp., a Delaware Corporation ("CCC Emerson " and collectively with CCG, the "Transferees"); and Emerson Cinema, Inc., a New Jersey corporation (the "Transferor").

               The Transferor currently owns and operates the Theater, as hereinafter defined.

               The Transferor desires to transfer to the Transferees, and the Transferees desire to receive from the Transferor, certain of the assets owned by the Transferor and utilized in the operation of the Theater, upon the terms and subject to the conditions set forth below.

               For federal income tax purposes, it is intended that this transaction shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code ").

               In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, each intending to be legally bound hereby, agree as set forth below:


                                    I ARTICLE
                            DEFINITIONS; CONSTRUCTION

        1.01. Definitions. As used in this Agreement, the following terms have the meanings specified in this Section. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

        "Agreement" means this Agreement and Plan of Reorganization, as it may be amended from time to time.

        "Benefit Plan" has the meaning given that term in Section 3.19(a).

        "Business" means business of the operation of the Theater conducted by Transferor.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

        "Closing" has the meaning given that term in Section 2.05.

        "Closing Date" has the meaning given that term in Section 2.05.

        "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

        "Contract" and "Contracts" have the respective meanings given those terms in Section 3.10.

        "Damages" has the meaning given that term in Section 7.04.

        "Defined Benefit Plan" has the meaning given that term in Section
3.19(e).

        "Encumbrance" means any mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

        "Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

        "FASB" means the Financial Accounting Standards Board or its successor.

        "Financial Statements" has the meaning given that term in Section
3.04(a).

        "GAAP" means United States generally accepted accounting principles.

        "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

        "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

        "Indemnified Party" has the meaning given that term in Section 7.05.

        "Indemnifying Party" has the meaning given that term in Section 7.05.

        "Intellectual Property" has the meaning given that term in Section 3.18.


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        "IRS" means the Internal Revenue Service.

        "knowledge" as to any person means, as to a natural person, the actual knowledge of such person and, as to any other person, the actual knowledge of an executive officer of such person.

        "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

        "Leases" has the meaning given that term in Section 3.12.

        "Liabilities" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

        "Litigation" has the meaning given that term in Section 3.09.

        "Multiemployer Plan" has the meaning given that term in Section 3.19(f).

        "Other Agreement" means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing.

        "Permit" and "Permits" have the respective meanings given those terms in
Section 3.11.

        "Permitted Encumbrances" means (i) liens for current taxes not yet due, and (ii) Encumbrances that do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business.

        "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, or a Governmental Body.

        "Transferred Assets" has the meaning given that term in Section 2.01.

        "Transferee Damages" has the meaning given that term in Section 7.02.

        "Transferee Indemnitees" has the meaning given that term in Section
7.02.

        "Qualified Plan" has the meaning given that term in Section 3.19(d).


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        "Real Property" has the meaning given that term in Section 3.12.

        "Regulated Material" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, polychlorinated biphenyls, and any friable asbestos.

        "Related Party" means (i) Transferor, (ii) any Affiliate of Transferor,
(iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

        "Retained Liabilities" has the meaning given that term in Section 2.03.

        "Security Deposits" has the meaning given that term in Section 2.01(b).

        "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

        "Transferor Damages" has the meaning given that term in Section 7.03.

        "Transferor Indemnitees" has the meaning given that term in Section
7.03.

        "Transferor Plan" has the meaning given that term in Section 3.19(a).

        "Superfund" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

        "Tax" means any domestic or foreign federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

        "Theater" means the movie theater operated by the Transferor at the location set forth in the Lease.

        "12-31-95 Balance Sheet" means the balance sheet of Transferor dated 12-31-95.


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

        1.02. Construction. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.


                                   ARTICLE II
                                    TRANSFER


        2.01. Exchange of Assets. At the Closing, Transferor shall transfer to Transferees, and Transferees shall receive from Transferor, all of Transferor's properties and business as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to Section 2.02, free and clear of all Encumbrances other than Permitted Encumbrances. The properties, business, goodwill and assets of Transferor to be transferred hereunder (collectively, the "Transferred Assets") shall include but not be limited to the following:

        (a) All of Transferor's furniture, fixtures, equipment, paper concession goods, and supplies including the items listed on Schedule 2.01(a);

        (b) All of Transferor's rights under the Lease (as defined in Section 3.12) and all of Transferor's rights under all other leases, contracts, agreements and purchase and sale orders (collectively, the "Contracts") including any and all security deposits paid under the Lease and the Contracts (the "Security Deposits") and all of Transferor's rights in and to the telephone numbers currently used for the Theater;

        (c) All of Transferor's goodwill and rights in and to the name of the Theater and in any other tradename, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property;


        (d) To the extent not described above, all of the assets reflected on the Balance Sheet.

        2.02. Retained Assets. Transferor shall retain and the Transferred Assets shall not include the following assets: (i) the consideration to be delivered to Transferor pursuant to this Agreement, (ii) Transferor's other rights hereunder, (iii) Transferor's minute book, stock book and seal, (iv) all claims, choses in action, causes of action and judgments in respect of any litigation matter identified on Schedule 3.12 and with respect to any other Retained Liability, and (v) all of Transferor's cash, cash in banks, cash equivalents, bank and mutual


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

fund accounts, trade and other notes and accounts receivable, deposits (other than the Security Deposits), investments, securities, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund (collectively, the "Retained Assets").

        2.03. Assumption of Certain Obligations; Retained Liabilities. At the Closing, each of ECC shall assume the liabilities and obligations of Emerson arising from the Lease (as defined in Section 3.12) and the Contracts. Except as expressly provided in this Agreement, the Transferees do not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liabilities or obligations of the Transferor (the "Retained Liabilities") and the Transferor shall pay and satisfy when due all Retained Liabilities.

        2.04. Exchange of Stock for Assets.

               (a) Exchange of Stock. In exchange for the Transferred Assets, the Transferor shall receive 347 shares of Common Stock of CCG ("CCG Shares"), par value $.01 per share, 174 of which shall be delivered to Transferor at Closing and 173 of which shall be delivered to Jack Wenarsky, Esq., as Escrow Agent under the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit A. CCG hereby acknowledges that the Common Stock possesses voting rights. The CCG Shares shall be subject to a voting trust agreement in favor of A. Dale Mayo, in form attached hereto as Exhibit G.

               (b) Section 3.68. This transaction is intended to be a reorganization within the meaning of Section 368 of the Code. The CCG Common Shares to be issued as the hereunder will be issued solely in exchange for the Transferred Assets, and no agreement contained herein or contemplated hereby represents, provides for, or is intended to be consideration for the Transferred Assets. The parties hereto shall take reasonable steps including but not limited to compliance with IRS Regulation Section 1.368-3 necessary to ensure that the transaction contemplated herein is treated for federal income tax purposes as set forth in this Section.

        2.05. Closing. Subject to the terms and conditions of this Agreement, the transfer of the Transferred Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020 at such time or on such date as the Transferor and the Transferees may mutually agree (the day on which the Closing takes place being the "Closing Date"), but in no event later than July 31, 1996.

        2.06. Proration of Expenses. All accrued expenses associated with the Leases included in the Transferred Assets, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Transferees and Transferor as of the Closing Date. Transferees and Transferor shall settle such amounts on or before forty-five days after the Closing Date.


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

        2.07. Passage of Title. Title to all Transferred Assets shall pass from the Transferor to Transferees at Closing, subject to the terms and conditions of this Agreement. Transferees assume no risk of loss to the Transferred Assets prior to Closing.

        2.08. Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, Permit, franchise, or claim included in the Transferred Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Transferor would not, as a matter of law, pass to Transferees as an incident of the assignments provided for by this Agreement. In order, however, to provide Transferees with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence, Transferor agrees that on and after the Closing, they will, at the request and under the direction of Transferees, in the name of Transferor or otherwise as Transferees shall specify take all reasonable action (including without limitation the appointment of the appropriate Transferee as attorney-in-fact for Transferor) and do or cause to be done all such things as shall in the opinion of Transferees or their counsel be necessary or proper (i) to assure that the rights of Transferor under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Transferees and (ii) to facilitate receipt of the consideration to be received by Transferor in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Transferees. Nothing in this Section shall in any way diminish Transferor's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Transferor to convey or assign valid title to all the Transferred Assets to Transferees.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE Transferor

        The Transferor represents and warrants, jointly and severally, to the Transferees as follows:

        3.01. Organization, Qualification; Capitalization. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, and carry on the Business as now conducted, and the Transferor has the power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder. The Transferor is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of the activities conducted by it make such qualification and good standing necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on the Transferor. The authorized capital stock of the Transferor and the issued and outstanding shares and the record owners thereof, respectively, are as set forth on Schedule 3.01.


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



        3.02. Authorization; Enforceability. This Agreement and each Other Agreement to which the Transferor is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms and each Other Agreement to which the Transferor is to become a party pursuant to the provisions hereof, when executed and delivered by the Transferor, will constitute the legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with the terms of such Other Agreement, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors' rights generally, and are also limited by Transferee's implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by the Transferor.

        3.03. No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which the Transferor is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Transferor will: (i) contravene any provision of any Governing Document of the Transferor, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Transferred Asset or any other contract, agreement or instrument to which the Transferor is a party or by which any of its assets may be bound or affected,
(iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of the Transferor (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which the Transferor is subject or by which any of the Transferred Assets or any of its other assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Transferred Assets or give to any other Person any interest or right therein. Except as set forth on Schedule 3.03, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by the Transferor of this Agreement or any of the Other Agreements to which the Transferor is or is to become a party pursuant to the provisions hereof or the consummation by the Transferor of the transactions contemplated hereby or thereby.

        3.04. Financial Information.

               (a) Financial Statements. The Transferor has previously provided to the Transferees a balance sheet, income statement and statement of cash flows for each Transferor at December 31, 1995 and for the year then ended, and income statements and statements of cash flows for the Transferor at December 31, 1993 and December 31, 1994 and for the years then ended (collectively, the "Financial Statements"). The Financial


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


Statements: (i) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, and (ii) fairly present the financial condition, assets and liabilities and results of operation of Transferor at the dates and for the relevant periods indicated in GAAP. All references in this Agreement to Transferor's "12-31-95 Balance Sheet" mean Transferor's balance sheet dated 12-31-95.

        (b) The aggregate gross box office and concession revenues for the period from January 1, 1995 through December 31, 1995 are in excess of $765,000.

        3.05. Undisclosed Liabilities. The Transferor has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the 12-31-95 Balance Sheet in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the 12-31-95 Balance Sheet that are expressly quantified and set forth in the Contracts identified pursuant to Section 3.15; (iii) those disclosed on Schedule 3.05; and (iv) those of the same nature as those set forth on the 12-31-95 Balance Sheet that have arisen in the ordinary course of business of the Company after December 31, 1995 through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of the Transferor and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

        3.06. No Changes. Since December 31, 1995, the Transferor has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since December 31, 1995, except as set forth on Schedule 3.06, there has not been any: (i) adverse change in the assets, Liabilities, earning power, Business or prospects of the Transferor; (ii) damage or destruction to or loss of any asset of the Transferor, whether or not covered by insurance; (iii) strike or other labor trouble at the Transferor; (iv) creation of any Encumbrance on any asset of the Transferor other than any Permitted Encumbrance; (v) increase in the salary, wage or bonus of any employee of any Transferor; (vi) asset acquisition in excess of $1000 for any individual acquisition, including capital expenditure, other than the purchase of inventory in the ordinary course of business; (vii) disposition of any asset (other than inventory in the ordinary course of business) for less than fair market value;
(viii) any failure to pay any Liability when due; (ix) creation, termination or amendment of, or waiver of any right under, any material agreement of the Transferor; (x) or agreement or commitment to do any of the foregoing.

        3.07. Taxes. The Transferor has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis or within a timely-obtained extension, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. The Transferor has no Liability for any Tax except Taxes disclosed on Schedule 3.07.


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        3.08. Condition of Assets; Title; Business. The Transferor is engaged in the Business and no other business. The Transferred Assets have been professionally maintained and are in good working order and are suitable for the purposes for which they are used in the Business. The Transferor has good, marketable and exclusive title to all of the Transferred Assets; the Transferred Assets include all assets that are necessary for use in and operation of the Business subject to the terms of the Leases; and none of the Transferred Assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise, other than Permitted Encumbrances.

        3.09. No Pending Litigation or Proceedings. No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of the Transferor, threatened against or affecting the Transferor, the Business, any of the Transferred Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement, and there is no basis for any such Litigation. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Transferor, the Business, any of the Transferred Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. Transferor has no pending Litigation against any third party.

        3.10. Contracts; Compliance. Disclosed on Schedule 3.10 and 3.12 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, that is included in the Transferred Assets (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of the Transferor and is in full force and effect. The Transferor and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Transferor is not currently renegotiating any Contract nor has the Transferor received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

        3.11. Permits; Compliance With Law. Schedule 3.11 sets forth the permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations held by the Transferor (each, a "Permit" and collectively, "Permits"). The Permits are all such permits required under any applicable Law or otherwise advisable in connection with the operation of the Transferred Assets and Business. Each Permit is valid, subsisting and in full force and effect. The Transferor is in compliance with and has fulfilled and performed its obligations under each Permit held by it, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. Transferor is not currently in violation of any Law nor has Transferor received any notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. Transferor has not received any notice of non-renewal of any Permit.


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        3.12. Real Property. Schedule 3.12 sets forth the agreements of lease
(the "Leases") pursuant to which the Transferor leases real property (collectively, the "Real Property") and identifies the record title holder of all of the Real Property. The Transferor has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. The Transferor has not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that (i) relates to violations of building, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. Transferor has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Transferor.

        13.3. Environmental Matters. Except as disclosed in Schedule 3.13:

               (a) Compliance; No Liability. The Transferor has operated the Business and each parcel of Real Property in compliance with all applicable Environmental Laws. Transferor is not subject to any Liability, penalty or expense (including legal fees), and no Transferee will suffer or incur any loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not any Transferor permitted or participated in such act or omission.

        (b) Treatment; CERCLIS. Transferor has not treated, stored, generated, recycled or disposed of any Regulated Material on any real property, and no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. There has been no release of any Regulated Material at, on or under any Real Property. Transferor has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against such Transferor for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to the knowledge of the Transferor, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

               (c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks. Transferor has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Transferor is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property.
Schedule 3.14(c) sets forth a list of all sites to which Transferors transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by Transferor under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and Transferor has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. There are no storage tanks located on the Real Property, whether underground or aboveground.

        3.14. Customer Relations. There exists no condition or state of facts or circumstances involving Transferor's customers, suppliers, distributors or representatives that Transferor can reasonably foresee could adversely affect the Business or the Transferred Assets after the Closing Date.

        3.15. Transactions With Related Parties. No Related Party has any claim of any nature, including any inchoate claim, against any of the Transferred Assets or the Business. Except as expressly provided herein or in any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Transferees, and (ii) Transferees will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party; provided, however, that nothing in this Section
3.15 shall prohibit any post-closing transactions between Related Parties that do not affect the Transferees, the Transferred Assets or the Business.

        3.16. Labor Relations. The relations of the Transferor with its employees are good. No employee of the Transferor is represented by any union or other labor organization other than IATSE LOCAL #642. A true and correct copy of the Union Agreement is attached as Schedule 3.16. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Transferor, threatened against, involving, affecting or potentially affecting the Transferor. No complaint against the Transferor is pending or, to the knowledge of the Transferor, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Transferor. The Transferor has no Liability for any occupational disease of any of its employees, former employees or others.

        3.17. Insurance. The Transferees have been provided with a copy of each insurance policy as to which the Transferor is the owner, insured or beneficiary, whether on an "occurrence" or a "claims made" basis, together with a summary of such policies and copies of certificates of insurance executed by each insurer or its authorized agent evidencing such insurance.

        3.18. Intellectual Property Rights. Schedule 3.18 contains a complete list and description of all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Transferor in or applicable to the Business. The Transferor has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.18 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all Encumbrances. Schedule
3.18 separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Transferor, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. No Transferor is infringing upon the intellectual property rights of any other Person.

        3.19. Employee Benefits.

        (a) Benefit Plans; Transferor Plans. Schedule 3.19 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Transferor, or (ii) with respect to which the Transferor has or may have Liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Transferor or its beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Transferor Plan").

        (b) Transferor Group Matters; Funding. Neither the Transferor nor any corporation that may be aggregated with the Transferor under Sections 414(b),
(c), (m) or (o) of the Code (the "Transferor Group") has any obligation to contribute to or any Liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Transferor has no Liability, and after the Closing, no Transferee will have any Liability, with respect to any Benefit Plan of any other member of the Transferor Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Transferor Plan or any Benefit Plan of any member of the Transferor Group, and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

        (c) Compliance. Each Transferor Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Transferor Plan is or is proposed to be under audit or investigation, and no completed audit of any Transferor Plan has resulted in the imposition of any Tax, fine or penalty.

        (d) Qualified Plans. Schedule 3.19 discloses each Transferor Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Transferor Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

        (e) No Defined Benefit Plans. No Transferor Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Transferor Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.19. Each Defined Benefit Plan listed as terminated on Schedule 3.19 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on the Closing Date, no member of the Transferor Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

        (f) Multiemployer Plans. Except as set forth on Schedule 3.19 hereto, no Transferor Plan is a multiemployer plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Transferor Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan. No Transferor Plan covers any employees of any member of the Transferor Group in any foreign country or territory.

        (g) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Transferor Plan exists or has occurred that could subject the Transferor to any Liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Transferor Group, nor any administrator or fiduciary of any Transferor Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Transferor to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Transferor Plan that is a welfare benefit plan as described in ERISA Section 3(1).

        3.20. Subsidiaries and Investments. The Transferred Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

        3.21. Finders' Fees. Neither the Transferor nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

        3.22. Payments to Craig Zeltner. The rate of compensation to be paid to Mr. Zeltner doing business as Cinema Services pursuant to Section 5.06 is no greater than the lowest rate of compensation that the Transferor paid to Mr. Zeltner during the twelve-month period ending on the Closing Date.

        3.23. Disclosure. None of the representations or warranties of the Transferor contained herein and none of the information contained in the Schedules referred to herein or the other information or documents furnished or to be furnished to CCG or any of its representatives by the Transferor expressly pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF TransfereeS

        As an inducement to the Transferor to enter into this Agreement and consummate the transactions contemplated hereby, the Transferees, jointly and severally, represent and warrant to the Transferor as follows:

        4.01. Organization. Each Transferee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

        4.02. Authorization; Enforceability. This Agreement and each Other Agreement to which each Transferee is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such Transferee, enforceable against it in accordance with their respective terms and each Other Agreement to which such Transferee is to become a party pursuant to the provisions hereof, when executed and delivered by such Transferee, will constitute the legal, valid and binding obligation of such Transferee, enforceable against such Transferee in accordance with the terms of such Other Agreement except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors' rights generally, and are also limited by Transferors' implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by such Transferee.

        4.03. No Violation of Laws; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which any Transferee is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by such Transferee will: (i) contravene any provision of any Governing Document of such Transferee, or (ii) violate any Law or any judgment or order of any Governmental Body to which such Transferee is subject or by which any of its assets may be bound or affected. Except as set forth on Schedule 4.03 no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by such Transferee of this Agreement or any of the Other Agreements to which such Transferee is or is to become a party pursuant to the provisions hereof or the consummation by such Transferee of the transactions contemplated hereby or thereby.

        4.04. No Pending Litigation or Proceedings. No Litigation is pending or, to the knowledge of any Transferee, threatened against or affecting any Transferee in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which any Transferee is or is to become a party.

        4.05. Finders' Fees. No Transferee nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                    ARTICLE V
                                CERTAIN COVENANTS

        5.01. Conduct of Business Pending Closing. From and after the date hereof and until the Closing Date or earlier termination hereof, unless the Transferees shall otherwise consent in writing, the Transferor shall conduct their affairs as follows:

               (a) Ordinary Course; Compliance. The Business shall be conducted only in the ordinary course and consistent with past practice. The Transferor shall professionally maintain the Transferred Assets and Assumed Liabilities in good condition and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. The Transferor shall preserve its Business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. The Transferor shall maintain in full force and effect their policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

               (b) Transactions. The Transferor shall not: (i) transfer or dispose of any asset except in the ordinary course of business; (ii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; or (v) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder; or take any other actions that would cause the representations and warranties in this Agreement not to be true in any material respect on the Closing Date.

               (c) Access, Information and Documents. The Transferor shall give to Transferees and to Transferees' employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers concerning Transferor) of Transferor and shall furnish to Transferees all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Transferor as Transferees may reasonably request, including but not limited to weekly reports of gross box office and concession receipts, at the same time such reports are available to Transferors' management.

        5.02. Publicity. The Transferor and Transferees shall not issue any press release or otherwise make any announcements to the public or the employees of Transferors with respect to this Agreement prior to the Closing Date without the prior written consent of the other, except as required by Law.

        5.03. The Transferor shall not (nor shall it permit any of its affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any part of the Transferor's assets, properties, or Business whether by merger, purchase of capital stock or assets or otherwise.

        5.04. Fulfillment of Agreements. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Transferor shall, prior to Closing, obtain the Consents identified in Schedule 3.03.

        5.05. Certain Transitional Matters. The Transferor shall cooperate with and assist Transferees and their authorized representatives in order to provide, to the extent reasonably requested by any Transferee, an efficient transfer of control of the Transferred Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

        5.06. Transferees shall have the right, but not the obligation on or after the Closing Date to employ any or all of the employees of Transferor.

        5.07. Transferees shall continue to use the services of Craig Zeltner doing business as Cinema Services as film buyer and booker for a period of one year, at the rate of $150.00 per week with a year-end bonus of $500.00; provided, however, that the agreement set forth in this Section 5.07 shall be enforceable solely by the Transferor and shall not constitute an employment agreement as to Mr. Zeltner nor grant to Mr. Zeltner any rights to enforce such provision or otherwise.

        5.08. To accord to Transferees the full value of their purchase, Transferor shall not, directly or indirectly, (i) for a period of five years after the Closing Date, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any movie theater within a seven and one-half mile radius of any Theater, or (ii) disclose to anyone, or use in competition with any Transferee, any information with respect to any confidential or secret aspect of the operations of the Business. It is acknowledged that stockholders, officers, and/or directors of the Transferor currently operate certain movie theaters and nothing in subsection (ii) of the previous sentence shall prohibit the Transferor from operating such theaters. The Transferor acknowledges that the remedy at law for breach of the provisions of this Section 5.08 will be inadequate and that, in addition to any other remedy Transferees may have, they will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court construes the covenant in this Section 5.08 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable. Until the third anniversary of the Closing Date, the Transferor shall not directly or indirectly solicit or offer employment to any person who is then an employee of any Transferee or was an employee of any Transferee at any time after the Closing to engage in any business similar to or in competition with the business of any Transferor as it has been conducted prior to Closing.

        5.09. As soon as shall be reasonably practicable following the Closing Date, the Transferor shall file with the appropriate authorities such documents as may be required to (i) change the Transferor's name to another name bearing no similarity to the Transferor's current name and (ii) withdraw any other fictitious names used in the Business. It is acknowledged that no trade names of the Transferor are currently registered.

        5.10. The Transferor shall not destroy or dispose of any books, records, and files relating to the business, properties, assets or operations of the Transferor to the extent that they pertain to the operations of the Transferor prior to the Closing Date for a period of five years from the Closing Date or for the applicable statute of limitations for any tax liability.

                                  ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

        6.01. Conditions Precedent to Obligation of Transferees. The obligation of Transferees to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Transferees at Transferees' sole option:

               (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of the Transferor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Transferor shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

               (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Transferees' ownership of the Transferred Assets or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

               (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, Liabilities, prospects or condition, financial or otherwise, of the Transferor.

               (d) Closing Certificate. The Transferor shall have delivered a certificate, dated the Closing Date, in the form of Exhibit B hereto, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section. Such certificate shall constitute a representation and warranty of the Transferor with regard to the matters therein for purposes of this Agreement.

               (e) Closing Documents. Transferees shall have received the documents referred to in Section 6.03(a). All agreements, certificates, opinions and other documents delivered by Transferors to Transferees hereunder shall be in form and substance satisfactory to Transferees.

               (f) Documents Concerning Leasehold Interests. Transferees shall have received from each lessor of each leasehold estate included in the Transferred Assets consents to assignment of leasehold interest, consents to leasehold mortgage, and estoppel certificates, and from each existing mortgagee with respect to Real Property all consents, nondisturbance agreements, and other documents as shall be requested by Provident Bank with respect to Provident's security interest in the leasehold mortgage, all in form and substance satisfactory to Transferees and Provident Bank.

               (g) Consents. The Transferor shall have received the consents, approvals and actions of the Persons referred to in Schedule 3.03.

               (h) Non-Competition Agreement. Each of John Nelson, Pamela Ferman and Seth Ferman shall have entered into a Non-Competition Agreement in the form attached as Exhibit C.

               (i) Concessionaire Agreements. Each Transferor shall have terminated, on or prior to the Closing Date, any and all concessionaire or other agreements between such Transferor and Theater Confections, Inc. ("TCI"), and shall have delivered to Transferees a release granted by TCI to each respective Transferor from any liability under such concessionaire or other agreements.

               (j) Payment of Obligations. Each Transferor shall have paid any and all amounts owed by such Transferor to the Estate of David Sanders.

        6.02. Conditions Precedent to Obligation of Transferor. The obligation of Transferor to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Transferor at Transferor's sole option:

               (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Transferees contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Each Transferee shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

               (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

               (c) Closing Certificate. Each Transferee shall have delivered a certificate, dated the Closing Date, in the form of Exhibit D, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section. Such certificate shall constitute a representation and warranty of such Transferee with regard to the matters therein for purposes of this Agreement.

               (d) Closing Documents. Transferor shall have received the documents referred to in Section 6.03(b). All agreements, certificates, opinions and other documents delivered by Transferees to Transferor hereunder shall be in form and substance satisfactory to Transferor.

        6.03. Deliveries and Proceedings at Closing.

               (a) Deliveries by Transferors. Transferor shall deliver or cause to be delivered to Transferees at the Closing:

               i) For each Transferor, a general warranty bill of sale and instrument of assignment to the Transferred Assets in a form acceptable to Transferees, duly executed by such Transferor.

               ii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Transferred Assets and of any trademarks, trade names, patents and other Intellectual Property, duly executed and in form acceptable to Transferees.

               iii) Certificates of the appropriate public officials to the effect that each Transferor was a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

               iv) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of each Transferor and certified by their respective Secretaries.

               v) True and correct copies of (A) the Governing Documents (other than the bylaws) of each Transferor as of a date not more than 10 days prior to the Closing Date, certified by the Secretaries of State of their respective states of incorporation and (B) the bylaws of each Transferor as of the Closing Date, certified by their respective Secretaries.

               vi) Certificates of the respective Secretaries of Transferors (A) setting forth resolutions of the Board of Directors of each Transferor and, if required by applicable law, the stockholders of each Transferor authorizing the execution and delivery of this Agreement and the performance by such Transferor of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Transferor delivered pursuant to Section 6.03(a)(v) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

               vii) The Stockholders and Registration Rights Agreement (in substantially the form attached hereto as Exhibit E) executed by the Transferor.

               viii) A Voting Trust Agreement (in substantially the form attached hereto as Exhibit G), executed by the Stockholder.

               ix) The opinion of Jack Wenarsky, legal counsel to Transferor, in substantially the form of Exhibit H.

               x) For each Transferor, a completed New Theater Transition Form, in the form attached hereto as Exhibit I.

               xi) Such other agreements and documents as Transferees may reasonably request.

               (b) Deliveries by Transferees. Transferees shall deliver or cause to be delivered to Transferors at the Closing:

               i) Delivery by the Escrow Agent of the Escrowed Funds and a wire transfer of federal funds in accordance with Section 2.05 pursuant to complete wire transfer instructions delivered by Transferors to Transferees in writing at least five days prior to Closing.

               ii) Certificates of the appropriate public official to the effect that each Transferee was a validly existing corporation in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

               iii) Incumbency and specimen signature certificates dated the Closing Date signed by the officers of each Transferee and certified by their respective Secretaries.

               iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of each Transferee as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of their respective states of incorporation and (B) the bylaws of each Transferee as of the Closing Date, certified by their respective Secretaries.

               v) Certificate of the respective Secretaries of the Transferees
(A) setting forth resolutions of the Board of Directors of each Transferee authorizing the execution and delivery of this Agreement and the performance by such Transferee of the transactions contemplated hereby, certified by the Secretary of such Transferee and (B) to the effect that the Governing Documents of Transferees delivered pursuant to Section 6.03(b)(v) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

               vi) The opinion of Kirkpatrick & Lockhart LLP, Transferees' legal counsel, in substantially the form of Exhibit J.

               vii) Such other agreements and documents as Transferor may reasonably request.

        6.04. Termination.

               (a) Mutual Consent; Failure of Conditions. Except as provided in
Section 6.04(b), this Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Transferees and Transferors; (ii) Transferees, if any of the conditions specified in Section 6.01 hereof shall not have been fulfilled by July 31, 1996 and shall not have been waived by Transferees; or (iii) Transferors, if any of the conditions specified in Section 6.02 hereof shall not have been fulfilled by July 31, 1996 and shall not have been waived by Transferors.

               (b) Liquidated Damages. In the event of termination of this Agreement by Transferors pursuant to clause (iii) of 6.04(a), Transferors shall receive upon demand, as liquidated damages for and in full settlement of all claims by Transferors and

Transferor Indemnitees against Transferees in connection with this Agreement, the amount of $50,000 in immediately available funds, the nature of this transaction being such as will not permit any exact determination of the damage that may be suffered by Transferors under such circumstances. In the event of termination of this Agreement by Transferees pursuant to clause (ii) of 6.04(a), Transferees shall receive upon demand, as liquidated damages for and in full settlement of all claims of Transferees and Transferee Indemnitees against Transferors in connection with this Agreement, the amount of $50,000 in immediately available funds, the nature of this transaction being such as will not permit any exact determination of the damage that may be suffered by Transferees under such circumstances.

                                   ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        7.01. Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII.

        7.02. Indemnification by Transferors. Transferors, jointly and severally shall indemnify, defend, save and hold Transferees and their officers, directors, employees, agents and Affiliates (collectively, "Transferee Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) and whether or not any such demands, claims, allegations, etc., of third parties are meritorious (collectively, "Transferee Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Transferee Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for (i) a breach of any representation or warranty made by any Transferor in this Agreement, in any certificate or document furnished pursuant hereto by Transferors or any Other Agreement to which any Transferor is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by any Transferor in or pursuant to this Agreement and in any Other Agreement to which any Transferor is or is to become a party, and (iii) any Retained Liability.

        7.03. Indemnification by Transferees. Transferees shall indemnify, defend, save and hold Transferors and their officers, directors, employees, Affiliates and agents (collectively, "Transferor Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) and whether or not any such demands, claims, allegations, etc., of third parties are meritorious (collectively, "Transferor Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Transferor Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for (i) a breach of any representation or warranty made by any Transferee in this Agreement or in any certificate or document furnished pursuant hereto by any Transferee or any Other Agreement to which any

Transferee is a party, (ii) a breach or nonfulfillment of any covenant or agreement made by any Transferee in or pursuant to this Agreement and in any Other Agreement to which any Transferee is a party, and (iii) any Assumed Liability.

        7.04. Limitations.

               (a) Time Period. Transferors shall be obligated to indemnify Transferee Indemnitees and Transferees shall be obligated to indemnify Transferor Indemnitees only for those Transferee Damages or Transferor Damages (as the case may be) as to which any Transferee or Transferor has given the other written notice thereof within one year after the Closing Date.

               (b) Cap. Notwithstanding anything else herein to the contrary, Transferors' obligation to indemnify Transferee Indemnitees for any Transferee Damages shall not exceed the aggregate value of the Indemnification Escrow.

               (c) Basket. Except with regard to any Transferee Damages in connection with, arising out of, that could result in, or which would not have occurred but for a breach of the representations and warranties set forth in
Section 3.08 hereof which Transferee Damages shall not be subject to the limitation set forth in this Section 7.04(c), Transferors shall not be obligated to indemnify any Transferee Indemnitee against any Transferee Damages until the aggregate amount of the Transferee Damages thereunder exceeds $12,500 and then only to the extent of such excess.

               (d) No Shareholder Liability. The shareholders, officers, directors, and/or employees of any Transferor hereunder shall be under no personal liability with respect to any of the provisions or representations in this Agreement and if any of such shareholders, officers, directors, and/or employees is in breach or in default with respect to its obligations or otherwise under this Agreement, Transferees shall look solely to (i) assets of the Transferors which said corporations own at the time said claim is made and
(ii) the assets subject to the Indemnification Escrow Agreement for the satisfaction of such Transferees' remedies, and no property or assets of such Shareholder shall be subject to levy, execution, or other enforcement procedures for such satisfaction. Furthermore, no shareholder, officer, director or employee of any Transferor shall have any liability for any breach, action, or inaction or other misrepresentation of any Transferor under this Agreement.

              (e) Fraud. The limitations set forth in Section 7.04 shall not apply to Transferor Damages or Transferee Damages arising out of fraud.

        7.05. Notice of Claims. If any Transferee Indemnitee or Transferor Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Transferee Damages or Transferor Damages, as the case may be ("Damages") for which it is entitled to indemnification under this
Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified

Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

        7.06. Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                  ARTICLE VIII
                                  MISCELLANEOUS


        8.01. Costs and Expenses. Transferees and Transferors shall each pay its respective expenses, brokers' fees and commissions, and Transferors shall pay all of the pre-Closing expenses of Transferors incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Transferred Assets shall be paid by Transferors.

        8.02. Further Assurances. Transferors shall, at any time and from time to time on and after the Closing Date, upon request by Transferees and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Transferred Assets to Transferees.

        8.03. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or (i) made the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

          (a)  if to Transferees, to:

               Clearview Cinema Group, Inc.
               7 Waverly Place
               Madison, NJ 07940
               Telecopy: (201) 377-4303
               Attention:  A. Dale Mayo, President

               with a required copy to:

               Warren H. Colodner, Esq.
               Kirkpatrick & Lockhart LLP
               1251 Avenue of the Americas
               45th Floor
               New York, New York 10020
               Telecopy: (212) 536-3901

          (b)  if to Transferor, to:

               John Nelson
               93 Hope Road
               Blairstown, New Jersey 07825

               with a required copy to:

               Jack Wenarsky, Esq.
               225 Route 10
               Succasunna, New Jersey 07876
               Telecopy: (201) 927-5252

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

        8.04. Offset; Assignment; Governing Law. Transferees shall be entitled to offset or recoup from any amounts due to Transferors from Transferees hereunder or under any Other Agreement against any obligation of Transferors to Transferees hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Transferees may make such assignments to any Affiliate of Transferees provided that Transferees remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey without regard to its conflict of law doctrines.

        8.05. Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. Except as provided in
Section 6.04, the rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

        8.06. Entire Agreement; No Third Party Beneficiaries. Except as set forth in this Section 8.06, this Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.02 and 7.03 relating to Transferee Indemnitees and Transferor Indemnitees.

        8.07. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        8.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             CLEARVIEW CINEMA GROUP, INC.

                                             By:______________________________
                                                    A. Dale Mayo
                                                    Title:  President


                                             CCC EMERSON CORP.

                                             By:______________________________
                                                    A. Dale Mayo
                                                    Title:  President


                                             EMERSON CINEMA, INC.

                                             By:______________________________
                                                    John Nelson
                                                    Title:  President

                                    SCHEDULES


Schedule 2.01(a) - Exchange of Assets

Schedule 3.03 - Consents

Schedule 3.05 - Undisclosed Liabilities

Schedule 3.06 - No changes

Schedule 3.07 - Taxes

Schedule 3.10 - Description of Contracts

Schedule 3.12 - Description of Property

Schedule 3.11 - Permits

Schedule 3.13 - Environmental Matters

Schedule 3.16 - Union Agreement

Schedule 3.18 - Intellectual Property Rights

Schedule 3.19 - Benefit Plans; Transferor Plans

Schedule 4.03 - Consents


           [Schedules are not included herewith, but will be provided by the Company upon request.]

                                    EXHIBITS


Exhibit A - Indemnification Escrow Agreement

Exhibit B - Transferor Closing Certificate

Exhibit C - Non-Competition Agreement

Exhibit D - Transferee Closing Certificate

Exhibit E - Shareholders Agreement

Exhibit F - Intentionally Deleted

Exhibit G - Voting Trust Agreement

Exhibit H - Opinion of Jack Wenarsky

Exhibit I - New Theater Transition Form

Exhibit J - Opinion of Kirkpatrick & Lockhart LLP


            [Exhibits are not included herewith, but will be provided
                          by the Company upon request.]